Exhibit 4.1

THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

[ADD ANY APPLICABLE FOREIGN LAW LEGEND]

NET2PHONE, INC.

Warrant for Purchase of Common Stock

No. [__________]	[__________] Shares

FOR VALUE RECEIVED, NET2PHONE, INC., a Delaware corporation (the “Company”), with its principal office at 520 Broad Street, Newark, NJ 07102, hereby certifies that [insertcorporate name and address] (the “Holder”) is entitled, subject to the provisions of this Warrant, to purchase from the Company, at any time before 5:00 p.m. Eastern Standard Time on December 31, 2011 (the “Expiration Date”), up to the number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Company (the “Common Stock ”), set forth above (the “Warrant Shares”), subject to adjustment as hereinafter provided. The Holder may purchase such number of Warrant Shares at a purchase price per share equal to $[ ] [INSERT 200 TRADING DAY LOOK-BACK FROM DATE OF EXECUTION OF DEFINITIVE AGREEMENT], as appropriately adjusted pursuant to Section 7 (the “Exercise Price”).

Section 1.     Exercise of Warrant.

(a)     This Warrant may be exercised in whole or in part on any business day on which the New York Stock Exchange is open for trading (a “Business Day”) on or before the Expiration Date by (i) surrendering to the Company at its principal office at the address set forth in the initial paragraph hereof (or at such other address as the Company may hereafter notify the Holder in writing) this Warrant with the Purchase Form attached hereto duly executed and (ii) accompanied by proper payment of the Exercise Price, in lawful money of the United States of America in the form of certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds, for the number of Warrant Shares specified in the Purchase Form. Upon receipt by the Company of this Warrant and such Purchase Form, together with proper payment of the Exercise Price at such office, the Holder shall be deemed to be the holder of record of the Warrant Shares, notwithstanding that the transfer books of the Company shall then be closed, or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. Notwithstanding the above, the Holder or its assignee cannot exercise this warrant if the Holder is not in material compliance with all of Holders obligations under the Cable Telephony Agreement (defined below).

(b)     If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder. Such new warrant shall be issued by the Company to the holder thereof within ten Business Days of holder surrendering the Warrant.

(c)     If this Warrant is not exercised prior to the Expiration Date, it shall become void, and all rights hereunder shall thereupon cease and this Warrant shall be of no further force or effect.

Section 2.     Vesting.

(a)     Vesting. The Warrant Shares will vest as follows: on the Initial Vesting Date (defined below), ten (10) Warrant Shares will vest for each Subscriber (defined below), and thereafter the Warrant Shares will vest quarterly at a rate of ten (10) Warrant Shares per Incremental Net Subscriber (defined below) in existence on the last day of each calendar quarter (each a “Vesting Date”), beginning with the calendar quarter ending 12 months from Commercial Launch of the Telephony Services (as defined in the Definitive Agreement) (the “Initial Vesting Date”). The final Vesting Date shall be December 31, 2009, and no additional Warrant Shares shall vest after that date.

(b)     Definitions.

(i) “Subscriber” means an account to which the Holder is providing the Telephony Services, as such term is defined in that certain Cable Telephony Agreement, dated as of ________ __, 200_, between Holder and the Company (the “Cable Telephony Agreement”), for the fees agreed upon in such Cable Telephony Agreement. Subscriber may include any qualifying account in the _________[insert name of operator] markets (as defined in the Cable Telephony Agreement).

(ii) “Incremental Net Subscribers” means the number of Subscribers on a Vesting Date minus the highest number of Subscribers on any previous Vesting Date or, only for purposes of the first calculation of Incremental Net Subscribers under this Warrant, the Initial Vesting Date.

Section 3.     Reservation of Warrant Shares. The Company will at all times during the term of this Warrant reserve and keep available, free from preemptive rights and liens, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of this Warrant, the maximum number of Warrant Shares which may then be deliverable upon the exercise of this Warrant. All such Warrant Shares shall be duly authorized and, when issued upon the exercise of this Warrant in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable.

Section 4.     Registration. The Company will keep at its principal office a register or registers in which the Company shall record the registration of this Warrant and the names and addresses of the holders thereof from time to time and all transfers thereof. The Company may deem and treat the registered holder(s) of this Warrant as the absolute owner(s) thereof, for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 5.     Assignment or Loss of Warrant.

(a)     The Holder of this Warrant shall not be entitled, without obtaining the prior written consent of the Company, to transfer or assign its interest in this Warrant, or any of the Warrant Shares (prior to exercise of this Warrant), in whole or in part, to any other individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature (each a “Person”); provided, however, that subject to the provisions of Section 11, the Holder of this Warrant may transfer or assign its interest in this Warrant to any Affiliate (as defined below) of Holder provided that, in the reasonable opinion of the Company, such Affiliate (or any other Affiliate of such Affiliate) does not compete, directly or indirectly, with any business of the Company or any Affiliate of the Company, and provided further, as a condition to such transfer or assignment, (i) any such transferee or assignee agrees in writing, in form and substance satisfactory to the Company, to be bound by the terms of this Warrant as if originally a party hereto and provides the Company with an investment representation letter reflecting the representations and warranties set forth in Section 11 below and an opinion of counsel in such form reasonably acceptable to the Company and its counsel, that such transfer would not be in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable foreign, state or local securities law, and (ii) the Holder is not in breach of any term of any agreement between Holder and the Company or any Affiliate of the Company, including without limitation, the Cable Telephony Agreement. Subject to the provisions hereof and of Section 11, upon surrender of this Warrant to the Company, with the Assignment Form attached hereto duly executed and funds sufficient to pay any transfer or other tax or fee payable in respect thereof, the Company shall execute and deliver a new warrant or warrants in the name of the assignee or assignees named in such instrument of assignment and, if the Holder’s entire interest is not being assigned, in the name of the Holder, and this Warrant shall promptly be canceled. The date the Company initially issues this Warrant shall be deemed to be the “date of issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly representing this Warrant shall be issued. An “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)     Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement or bond satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu thereof, a new Warrant of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant and dated the date of such lost, stolen, destroyed or mutilated Warrant.

Section 6.     Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of this Warrant and the initial issuance of the Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any transfer taxes or fees which may be payable in respect of any transfer involved in the issue of any warrant in a name other than that of the registered holder of this Warrant surrendered for exercise or transfer of this Warrant, and the Company shall not be required to issue or deliver such new warrant unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such taxes or fees or shall have established to the satisfaction of the Company that such taxes or fees have been paid to the proper authority.

Section 7.     Adjustment for Change in Capital Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately decreased.

Section 8.     Reclassification, Reorganization, Consolidation or Merger. In the event of any reclassification, capital reorganization or recapitalization of the Company or in the event of any consolidation or merger of the Company with or into another corporation or a non-corporate entity (other than a merger in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or recapitalization) or in the event of any sale to another corporation or non-corporate entity of all or substantially all of the property and assets of the Company, the Company shall, as a condition precedent to such transaction, cause appropriate provisions to be made so that the registered holder(s) of this Warrant shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, capital reorganization or recapitalization, consolidation, merger or sale by a holder of the number of shares that might have been received upon exercise of this Warrant immediately prior to such reclassification, capital reorganization, recapitalization, consolidation, merger or sale. The foregoing provisions of this Section shall similarly apply to successive reclassification, capital reorganizations and recapitalization and to successive consolidations, mergers or sales.

Section 9.     Fractional Interests. No fractional Warrant Shares shall be issued upon the exercise of this Warrant. In lieu of doing so, the Company shall pay the Holder cash equal to the product of (a) any fraction of a Warrant Share otherwise issuable and (b) the excess of the Quoted Price for a Warrant Share before the date of exercise over the Exercise Price. The “Quoted Price” means the last reported sales price of the shares of Common Stock as reported by the Nasdaq National Market, or the primary national securities exchange on which the shares of Common Stock are then quoted or traded.

Section 10.     No Rights as Stockholders. Neither the Holder nor any other registered holder of this Warrant shall, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder or any other registered holder of this Warrant are limited to those set forth in this Warrant. Nothing contained in this Warrant shall be construed as conferring upon the Holder or any transferee of this Warrant, prior to the exercise thereof, the right to vote, to receive dividends or to consent to or receive notice as a stockholder of the Company on any matters or with respect to any rights whatsoever as a stockholder of the Company, or otherwise to enjoy the rights of a stockholder of the Company.

Section 11.     Securities Laws Representations and Warranties; Transfer to Comply with Securities Laws.

(a)     The holder of this Warrant, by acceptance of this Warrant, represents and warrants to the Company that this Warrant is being, and any Warrant Shares acquired upon exercise of this Warrant will be, acquired by such holder for its own account, not as nominee or agent, and not with a view to resale or distribution within the meaning of the Securities Act and such holder will not distribute this Warrant or any Warrant Shares in violation of the Securities Act or any applicable foreign, state or local securities law.

(b)     The holder of this Warrant, by acceptance of this Warrant: (i) acknowledges that this Warrant and the Warrant Shares are not registered under the Securities Act or any foreign or state securities laws and that this Warrant and any Warrant Shares to be issued to it upon the exercise of this Warrant must be held indefinitely by it unless they are subsequently registered under the Securities Act and all applicable securities laws or an exemption from registration is available, (ii) is aware that any routine sales under Rule 144 under the Securities Act of this Warrant and the Warrant Shares may be made only in limited amounts after the appropriate holding period and otherwise in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) is aware that the Company is not obligated to register under the Securities Act or any foreign or state securities law any sale, transfer or other disposition of this Warrant or the Warrant Shares, at such holder’s expense or otherwise, other than as provided in Section 12 below.

(c)     The holder of this Warrant, by acceptance of this Warrant, confirms that the Company has made available to it the opportunity to ask questions of and receive answers from the Company’s officers and directors concerning the terms and conditions of the issuance of this Warrant and the Warrant Shares and the business and financial condition of the Company, and to acquire, and such holder has received to its satisfaction, such additional information about the business and financial condition of the Company and the terms and conditions of the issuance of this Warrant and the Warrant Shares as it has requested.

(d)     The holder of this Warrant, by acceptance of this Warrant, represents that (i) it is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, (ii) its financial situation is such that it can afford to bear the economic risk of holding this Warrant and the Warrant Shares for an indefinite period of time and suffer complete loss of its investment in this Warrant and the Warrant Shares, and (iii) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of this Warrant and the Warrant Shares as contemplated by this Warrant.

(e)     If certificates representing the Warrant Shares are issued, the certificate representing any Warrant Share acquired upon exercise of this Warrant, and any other certificates issued in respect of such Warrant Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with the following legend (unless such a legend is no longer required under the Securities Act):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE FOREIGN OR STATE SECURITIES LAW AND MAY NOT BE SOLD EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR LAW OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAW. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN A WARRANT OF THE COMPANY DATED ________, 2004.”

(f)     The Company shall not be required to register the transfer of this Warrant or any Warrant Share on the books of the Company unless the Company shall have been provided with (i) an opinion of counsel satisfactory to the Company prior to such transfer to the effect that registration under the Securities Act and any applicable foreign or state securities law is not required in connection with the transaction resulting in such transfer, (ii) an agreement by the transferee to be bound by the provisions of this Warrant and (iii) an investment representation letter of the transferee, satisfactory to the Company, reflecting the representations and warranties set forth in this Section 11. This Warrant or certificate(s) for Warrant Shares, if any, issued upon any transfer as above provided shall bear the restrictive legend set forth in Section 11(e) above, except that such restrictive legend shall not be required if in the opinion of counsel satisfactory to the Company that such legend is not required in order to establish compliance with the provisions of the Securities Act and any applicable foreign or state securities law, or if the transfer is made in accordance with the provisions of Rule 144(k) under the Securities Act. The cost of obtaining any legal opinion required under this Section shall be borne by the Holder.

Section 12.     Registration Rights.

(a)     Definitions.

“Commission” mean the Securities and Exchange Commission.

“Warrant Shares” means Warrant Shares as defined in the initial paragraph of this Warrant. As to any particular Warrant Shares, such securities shall cease to be Warrant Shares for purposes of this Section 12 after the Effective Period (as defined below). For purposes of this Section 12, a Person shall be deemed to be a holder of Warrant Shares whenever such Person has the right to acquire such Warrant Shares upon exercise of this Warrant.

(b) Registration.

(i) Subject to the provisions set forth in Section 12(c) below, within 90 days of [insert date], the Company shall file with the Commission a registration statement on Form S-3 pursuant to Rule 415 under the Securities Act that provides for the registration of resales of the Warrant Shares. The Company shall use its best efforts to cause such registration statement to be declared effective by the Commission under the Securities Act as soon as practical after filing, and once effective, the Company shall cause such registration statement to remain effective for a period ending on the earlier of (i) the date on which all Warrant Shares have been sold pursuant to the registration statement, (ii) the date the holder is free to resell the Warrant Shares pursuant to Rule 144 under the Securities Act and (iii) the date as of which there are no longer any Warrant Shares in existence (the “Effective Period”).

(ii) The holders of the Warrant Shares agree to comply with all prospectus delivery requirements under the Securities Act.

(c) Registration Procedures. In connection with the foregoing registration, the Company shall:

(i) notify each holder of Warrant Shares of the effectiveness of the registration statement filed hereunder and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective during the Effective Period;

(ii) furnish to each holder of Warrant Shares such number of copies of the registration statement filed hereunder, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such holder may reasonably request in order to facilitate the disposition of the Warrant Shares owned by such holder;

(iii) notify each holder of Warrant Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the registration statement filed hereunder contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Warrant Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(iv) cause all such Warrant Shares to be listed on the Nasdaq National Market, if required; and

(v) provide a transfer agent and registrar for all such Warrant Shares not later than the effective date of such registration statement.

(d) Registration Expenses.

(i) All expenses incident to the Company's performance of or compliance with this Section 12, including without limitation all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company.

(ii) To the extent Registration Expenses are not required to be paid by the Company, each holder of Warrant Shares included in the registration statement filed hereunder shall pay those Registration Expenses allocable to the registration of such holder's Warrant Shares so included, and any Registration Expenses not so allocable shall be borne by all sellers of Warrant Shares included in such registration statement in proportion to the aggregate selling price of the Warrant Shares to be so registered. For the avoidance of doubt, all selling commissions applicable to the sales of Warrant Shares and all fees and disbursements of counsel for the holders shall be borne by the holders.

(e) Indemnification, etc.

(i) The Company agrees to indemnify, to the extent permitted by law, each holder of Warrant Shares, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, actions, damages, liabilities and expenses caused by any untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and to pay to each holder of Warrant Shares, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act), as incurred, any legal and any other expenses reasonably incurred in connection with preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto.

(ii) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information, questionnaires and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information, questionnaire or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several.

(iii) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(iv) If the indemnification provided for in this Section 12(e) is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(v) The indemnification and contribution provided for under this Section 12 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(f)     Parity of Rights. The registration rights granted to the holders of the Warrant Shares under this Section 12 are not intended by the parties hereto to be senior to any of the registration rights previously granted, or granted in the future by the Company, to holders of the Company’s capital stock, but rather to rank on a pari passu basis with such rights. The parties hereto agree to interpret the terms of this Section 12 in a manner consistent with the foregoing intention.

Section 13.     Notices. All notices and/or other communications provided for herein shall be in writing and shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, (1) to the Company at 520 Broad Street, Newark, NJ 07102, Attn: Ken Kaplan, Esq. and (ii) to the Holder at its address shown from time to time on the register maintained by the Company pursuant to Section 4. The address of the Company for the purposes of such notice may be changed from time to time by a similar notice to be effective ten (10) days after such change is supplied.

Section 14.     Amendments and Waiver. Neither this Warrant nor any terms hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the Company and by the registered holder hereof.

Section 15.     Termination. This Warrant shall terminate and all rights hereunder shall cease and be of no further force or effect upon the earlier to occur of 5:00 p.m., New York, New York, time on the Expiration Date, or if the Company terminates the Cable Telephony Agreement pursuant to Section XX of the Cable Telephony Agreement, then on 5:00 p.m. on the date such termination takes effect, which would include any notice period and period to cure set forth in the Cable Telephony Agreement.

Section 16.     Benefits of this Warrant. Nothing in this Warrant shall be construed to give to any Person other than the Company and the registered holders of this Warrant any legal or equitable right, remedy or claim under this Warrant. This Warrant shall be for the sole and exclusive benefit of the Company and the registered holders of this Warrant.

Section 17.     Entire Agreement. This Warrant embodies the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 18.     Severability. If any provision of this Warrant shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any governing jurisdiction because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other governing jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Warrant shall be reformed and construed in any such governing jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such governing jurisdiction or in such case.

Section 19.     Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Warrant shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the day and year first above written.

Net2Phone, Inc.

By: _____________________________________________
       Name:
       Title:

PURCHASE FORM

Date: __________________________

TO:      Net2Phone, Inc.

          The undersigned, pursuant to the provisions set forth in the attached Warrant, (No. __) hereby irrevocable elects to purchase _________________ Warrant Shares covered by such Warrant, and makes payment herewith in the amount of $__________ in payment of the Exercise Price thereof.

          If certificates are issued, the undersigned requests that certification for such shares be issued as follows:

Name:

Address:

Social Security Number (or other identifying number):

and, if said number of shares shall not be all the Warrant Shares purchasable hereunder, that a new Warrant for the remaining balance of the Warrant Shares purchasable under the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below:

Address:

Dated:_________________________________	___________________________________________
(Signature)

ASSIGNMENT FORM

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. __), with respect to the number of shares of common stock covered by such Warrant, to:

NAME OF ASSIGNEE	ADDRESS	NO. OF WARRANT SHARES

and does hereby irrevocable constitute and appoint ______________________ Attorney, to transfer the same on the books of the Company, with full power of substitution in the premises.

Dated:_________________________________	___________________________________________
(Signature)